Filed Pursuant to Rule 433
Registration Statement No. 333-139693
December 3, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1B4, Class 1B5, Class 1B6, Class 2B4, Class 2B5, Class 2B6, Class P and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group	Initial Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(8)
					Minimum Rate	Maximum Rate	Type	S&P	Fitch
1-A1(3)	1	$ 62,310,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
1-A2(3)	1	$ 3,050,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
1-A3	1	$ 65,360,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A1	2	$125,216,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	AAA
2-A2(3)	2	$ 44,000,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
2-A3(3)	2	$ 4,713,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
2-A4(3)	2	$ 3,442,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
2-A5	2	$129,929,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A6	2	$ 47,442,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
2-A7	2	$ 8,155,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior Support, Pass-Through, Exchangeable	AAA	AAA
2-A8	1, 2	$ 11,205,000	6.36390%	Weighted Average Rate(5)	Not Applicable	Not Applicable	Senior Support, Pass-Through, Exchangeable	AAA	AAA
2-A9(3)	2	$116,272,000	5.65000%	LIBOR + 0.85000%	0.85000%	7.00000%	Super Senior, Pass-Through	AAA	AAA
2-A10	2	$ 8,944,000	17.55000%	79.95000% - (13 x LIBOR)	0.00000%	79.95000%	Super Senior, Pass-Through, Exchangeable	AAA	AAA
2-A11(3)	2	$ 8,944,000	5.40000%	24.60000% - (4 x LIBOR)	0.00000%	24.60000%	Super Senior, Pass-Through	AAA	AAA
2-A12(3)	2	$ 80,496,000(4)	1.35000%	6.15000% - LIBOR	0.00000%	6.15000%	Senior, Interest-Only	AAA	AAA
3-A1	3A, 3B	$205,453,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	AAA
3-A2	3A, 3B	$ 51,362,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Mezzanine, Pass-Through, Exchangeable	AAA	AAA
3-A3(3)	3A, 3B	$ 37,668,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
3-A4(3)	3A, 3B	$ 30,000,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Mezzanine, Pass-Through	AAA	AAA
3-A5(3)	3A, 3B	$ 14,240,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Mezzanine, Super Senior, Pass-Through	AAA	AAA
3-A6(3)	3A, 3B	$ 7,122,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Mezzanine, Senior Support, Pass-Through	AAA	AAA
3-A7	3A, 3B	$ 21,362,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Mezzanine, Pass-Through, Exchangeable	AAA	AAA
3-A8	3B	$ 44,336,769(4)	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Interest-Only	AAA	AAA
3-A9	3A, 3B	$294,483,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
3-A10(3)	3A, 3B	$176,102,571	5.80000%	LIBOR + 1.00000%	1.00000%	7.00000%	Super Senior, Pass-Through	AAA	AAA
3-A11	3A, 3B	$ 29,350,428	7.20000%	36.00000% - (6 x LIBOR)	0.00000%	36.00000%	Super Senior, Pass-Through, Exchangeable	AAA	AAA
3-A12(3)	3A, 3B	$ 29,350,428	4.80000%	24.00000% - (4 x LIBOR)	0.00000%	24.00000%	Super Senior, Pass-Through	AAA	AAA
3-A13(3)	3A, 3B	$ 58,700,857(4)	1.20000%	6.00000% - LIBOR	0.00000%	6.00000%	Senior, Interest-Only	AAA	AAA
4-A1	4	$ 32,576,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	AAA
4-A2(3)	4	$ 16,288,000	5.50000%	5.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
4-A3(3)	4	$ 16,288,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
4-A4(3)	4	$ 5,834,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
4-A5	4	$ 38,410,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
AP1	PO1	$ 195,486	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AP2(3)	PO2	$ 950,329	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AP3(3)	PO3	$ 2,577,673	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AP4	PO2, PO3	$ 3,528,002	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Principal-Only, Exchangeable	AAA	AAA
AX1	2	$ 6,608,012(4)	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Interest-Only	AAA	AAA
AX3	4	$ 3,324,112(4)	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Ratio-Strip, Interest-Only	AAA	AAA
1B1	1, 2	$ 4,154,000	6.36504%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	N/A	AA
1B2	1, 2	$ 1,888,000	6.36504%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	N/A	A
1B3	1, 2	$ 756,000	6.36504%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	N/A	BBB
2B1	3A, 3B, 4	$ 30,512,000	6.85662%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Subordinate	N/A	AA
2B2	3A, 3B, 4	$ 7,628,000	6.85662%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Subordinate	N/A	A
2B3	3A, 3B, 4	$ 3,325,000	6.85662%	Weighted Average Rate(7)	Not Applicable	Not Applicable	Subordinate	N/A	BBB
R	1	$ 100	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA

(1)	These balances are approximate, as described in the prospectus supplement.

(2)	Reflects the initial interest rate as of the first distribution date.

(3)
These classes of certificates are exchange certificates. Certain combinations of exchange certificates can be exchanged for corresponding exchangeable certificates, as described in the prospectus supplement.

(4)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(5)	The weighted average rate applicable to this formula will be based on the weighted average of the certificate interest rates of the related exchange certificates.

(6)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1 and 2, weighted on the basis of the group subordinate amounts thereof.

(7)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 3A, 3B and 4, weighted on the basis of the group subordinate amounts thereof.

(8)	The designation “N/A” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AA0
1-A2	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AB8
1-A3	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AC6
2-A1	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AD4
2-A2	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AE2
2-A3	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AF9
2-A4	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AG7
2-A5	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AH5
2-A6	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AJ1
2-A7	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AK8
2-A8	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q AL6
2-A9	DD	0 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BW1
2-A10	DD	0 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BX9
2-A11	DD	0 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BY7
2-A12	DD	0 Day	30/360	1/25/2038	11/25/2037	$1,000,000	$1	52522Q BZ4
3-A1	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AM4
3-A2	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AN2
3-A3	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AP7
3-A4	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AQ5
3-A5	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AR3
3-A6	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AS1
3-A7	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AT9
3-A8	CM	24 Day	30/360	12/25/2037	11/25/2037	$1,000,000	$1	52522Q AU6
3-A9	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q AV4
3-A10	DD	0 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q CA8
3-A11	DD	0 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q CB6
3-A12	DD	0 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q CC4
3-A13	DD	0 Day	30/360	12/25/2037	11/25/2037	$1,000,000	$1	52522Q CD2
4-A1	CM	24 Day	30/360	1/25/2027	12/25/2026	$ 100,000	$1	52522Q AW2
4-A2	CM	24 Day	30/360	1/25/2027	12/25/2026	$ 100,000	$1	52522Q AX0
4-A3	CM	24 Day	30/360	1/25/2027	12/25/2026	$ 100,000	$1	52522Q AY8
4-A4	CM	24 Day	30/360	1/25/2027	12/25/2026	$ 100,000	$1	52522Q AZ5
4-A5	CM	24 Day	30/360	1/25/2027	12/25/2026	$ 100,000	$1	52522Q BA9
AP1	CM	Not Applicable	Not Applicable	1/25/2038	8/25/2037	$ 100,000	$1	52522Q BB7
AP2	CM	Not Applicable	Not Applicable	12/25/2037	8/25/2037	$ 100,000	$1	52522Q BC5
AP3	CM	Not Applicable	Not Applicable	1/25/2027	8/25/2022	$ 100,000	$1	52522Q BD3
AP4	CM	Not Applicable	Not Applicable	12/25/2037	8/25/2037	$ 100,000	$1	52522Q CE0
AX1	CM	24 Day	30/360	1/25/2038	11/25/2037	$1,000,000	$1	52522Q BE1
AX3	CM	24 Day	30/360	1/25/2027	11/25/2037	$1,000,000	$1	52522Q BF8
1B1	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BG6
1B2	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BH4
1B3	CM	24 Day	30/360	1/25/2038	11/25/2037	$ 100,000	$1	52522Q BJ0
2B1	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q BK7
2B2	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q BL5
2B3	CM	24 Day	30/360	12/25/2037	11/25/2037	$ 100,000	$1	52522Q BM3
R	CM	24 Day	30/360	1/25/2038	12/25/2007	100%(5)	Not Applicable	52522Q BN1

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period from and including the 25th day of the immediately preceding month to and including the 24th day of the current month, based on a 30-day month.

(3)	Calculated as described in the prospectus supplement.

(4)
The expected final distribution date, based upon (i) 300% of the PSA prepayment assumption with respect to Collateral Groups PO1, 1 and 2, or 100% of the PPC prepayment assumption with respect to Collateral Groups PO2, PO3, 3A, 3B and 4, and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” in the prospectus supplement The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.